Aurora Gold Corporation - Update to Shareholders on the Current Status of Projects

ZUG, SWITZERLAND -- (Marketwire - August 13, 2010) - Aurora Gold Corporation (the "Company," or "Aurora") (OTCBB: ARXG), a mineral exploration company focusing on exploration and development in the Tapajos Gold Province, State of Pará, Brazil, and the Front Range Gold Project located in Boulder County, Colorado, today announced the following updates to its resource exploration and development programs:

Boulder, Colorado, USA

Aurora has recently acquired from Global Minerals Ltd., its 50% participating interest in the Front Range Gold Project in Boulder Colorado. The Front Range Gold Project consists of 85 patented claims and 21 unpatented claims encompassing an area of about 480 acres (about ¾ of a square mile) which includes at least eighteen past producing mines along with numerous other known veins or extensions of past producing veins. The acquisition from Global Minerals Ltd., includes the Gold Hill Mill, permitted to 70,000 tons per year, along with associated mining equipment and a 50% equity interest in the Black Cloud Mine Claim Group tenements located within the Front Range Gold property. Aurora is the operator of the Front Range Gold Project and intends to reopen the Cash mine, which has been inactive since 2008, and is currently investigating permitting issues with the local authorities.

Tapajos, Brazil

In Brazil, Aurora has 4 exploration licenses within the Tapajos Gold Province. The Exploration license areas are divided into 2 groups, the Sao Domingos and the Sao Joao areas. The Company also has a further two applications strategically located around the Sao Domingos and the adjoining Atacadau projects to unify the whole area.

Within the Sao Domingos license, Aurora conducted follow up drilling on 3 areas considered potentially economic resulting in the discovery of the Fofoca gold target. Follow up geophysics has demonstrated a possible continuation of this mineralisation westward onto the Cachoeirihna area. A potential resource is currently being evaluated. The Sao Domingos project area is also the host to numerous high grade surface samples taken as part of routine mapping which also require follow up.

Within the Atacadau license area, the Colibri target was found as a result of following up previous artisan activity which exposed intensive high grade stock work quartz veining containing up to 109g/t gold in grab samples.

Aurora intends to follow up the potential mineralized extensions of the Fofoca area and to drill test the Colibri target.

The Sao Joao and Commandant Araras license areas are currently subject to an agreement with Samba Minerals Limited of Australia, who have the right to earn an 80% interest in the projects by funding exploration costs through to feasibility. Work to date included previous trenching and sampling by Aurora, which has highlighted several mineralized vein systems. Follow up ground geophysics by Samba has shown good correlation of mineralisation and geophysical anomalism. The geophysics was extended away from the known mineralisation and demonstrated several areas exhibiting similar signatures. Follow up exploration is planned for the areas.

Aurora's common stock is also traded on the Stuttgart and the Berlin-Bremen Stock Exchanges in Germany under the symbol (FRANKFURT: A4G) (XETRA: A4G) (BERLIN: A4G).

ON BEHALF OF THE BOARD

"Lars Pearl"
Lars Pearl
President, CEO and Director

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that plan for or anticipate the future, called "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology.

These forward-looking statements appear in a number of places in this press release and include, but are not limited to, statements about: our market opportunity; revenue generation; our strategies; competition; expected activities and expenditures as we pursue our business plan; the adequacy of our available cash resources; our ability to acquire properties on commercially viable terms; challenges to our title to our properties; operating or technical difficulties in connection with our exploration and development activities; currency fluctuations; fluctuating market prices for precious and base metals; the speculative nature of precious and base metals exploration and development activities; environmental risks and hazards; governmental regulations; and conduct of operations in politically and economically less developed areas of the world.

Many of these contingencies and uncertainties can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. Forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Specific reference is made to our most recent annual report on Form 10KSB and other filings made by us with the United States Securities and Exchange Commission for more detailed discussions of the contingencies and uncertainties enumerated above and the factors underlying the forward-looking statements. These reports and filings may be inspected and copied at the Public Reference Room maintained by the U.S. Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the U.S. Securities and Exchange Commission at 1-800-SEC-0330. The U.S. Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S. Securities and Exchange Commission at http://www.sec.gov.

We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

This press release is for informational purposes only and is not and should not be construed as an offer to solicit, buy, or sell any security.

For further information, please call Lars Pearl or Axino AG.

Aurora Gold Corporation
Lars Pearl
President, CEO & Director
C/- Coresco AG,
Level 3, Gotthardstrasse 20
6304 Zug, Switzerland
Tel. (+41) 7887 96966
http://www.aurora-gold.com/

AXINO AG
Investor & Media Relations
Konigstraße 26
70173 Stuttgart
Germany
Tel. +49 (711) 25 35 92-30
Fax +49 (711) 25 35 92-33
http://www.axino.de/